UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 25, 2012

ePunk, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-53564	26-1395403
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer ID No.)

1060 Calle Negocio Suite B
     San Clemente, CA 92673

(Address of principal executive offices) (Zip Code)

(949) 903-9144

(Registrant’s telephone number, including areacode)

(Former name of former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 25, 2012, ePunk, Inc. (the “Company”) borrowed $300,000 from TCA Global Credit Master Fund, LP (the "Lender") pursuant to the terms of the Senior Secured Revolving Credit Facility Agreement, dated as of August 31, 2012 (the "Credit Agreement"), among ePunk, Inc. (“ePunk”), Punk Industries Inc. (Punk Industries) and the Lender. The funds will be used for general corporate purposes. Under the Credit Agreement, ePunk may borrow up to an amount equal to the lesser of 80% of its Eligible Accounts (as defined in the Credit Agreement) and the revolving loan commitment, which initially is $300,000. ePunk may request that the revolving loan commitment be raised by various specified amounts at specified times, up to a maximum of $2,000,000. In each case, the decision to grant any such increase in the revolving loan commitment is in the Lender's sole discretion. The loan matures six months following the Closing Date, unless the date shell be extended pursuant to Section 2.3 of the Credit Agreement or by the Lender. The maturity date may also be extended, in the Lender's sole discretion, in connection with an increase in the revolving loan commitment.

The loan bears interest at the rate of 11% per annum. In addition, ePunk will pay certain fees, as set forth in the Credit Agreement. ePunk also issued to the Lender 106,837 shares of its restricted common stock as a fee for corporate advisory and investment banking services provided by the Lender.

The loan is guaranteed by Punk Industries. It is also secured by a pledge of substantially all of the assets of Punk Industries.

The Credit Agreement imposes certain restrictions on ePunk, including on its ability to (i) incur any Funded Indebtedness (as defined in the Credit Agreement), (ii) incur liens, (iii) make investments, (iv) permit a Change in Control (as defined in the Credit Agreement) or dispose of all or substantially all of its assets, (v) make capital expenditures not in the ordinary course of its business, (vi) issue or distribute capital stock, (vii) make distributions to its shareholders, (viii) engage in any line of business other than the business engaged in on the date of the Credit Agreement and businesses reasonably related thereto, and (ix) enter into transactions with any affiliates except in the ordinary course of business and upon fair and reasonable terms that are no less favorable to ePunk than it would obtain in an arm-length's basis with a non-affiliate. Each of these restrictions is subject to certain exceptions, as specified in the Credit Agreement.

The loan may be accelerated upon the occurrence and during the continuation of an Event of Default (as defined in the Credit Agreement), including nonpayment of amounts owed, misrepresentation, failure to perform under the Credit Agreement or related documents, default under certain other obligations, events of bankruptcy, the entry of a judgment in excess of certain specified amounts, the occurrence of a Material Adverse Effect (as defined in the Credit Agreement), the occurrence of a Change in Control (as defined in the Credit Agreement), certain impairments of collateral, and the determination in good faith by the Lender that the prospect for payment or performance of the Obligations (as defined in the Credit Agreement) is impaired for any reason.

There are no material relationships between ePunk or any of its affiliates and the Lender, other than with respect to the Credit Agreement.

The foregoing is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed herewith as Exhibit 10.1, the revolving promissory note, a copy of which is filed herewith as Exhibit 10.2, the Guaranty Agreement, a copy of which is filed herewith as Exhibits 10.3, and the Security Agreements, copies of which are field herewith as Exhibits 10.4 and 10.5.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 is incorporate by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

The following exhibits are furnished herewith:

Exhibit No.	Exhibit Description

10.1	Senior Secured Revolving Credit Facility Agreement, dated as of August 31, 2012, among ePunk, Inc., Punk Industries, Inc. and TCA Global Credit Master Fund, LP
10.2	Revolving Promissory Note, dated as of August 31, 2012, issued by ePunk, Inc. to TCA Global Credit Master Fund LP
10.3	Guaranty Agreement, dated as of August 31, 2012, by Punk Industries, Inc., in favor of TCA Global Credit Master Fund LP
10.4	Security Agreement, dated as of August 31, 2012 between ePunk Inc. and TCA Global Credit Master Fund LP
10.5	Security Agreement, dated as of August 31, 2012 between Punk Industries Inc. and TCA Global Credit Master Fund LP

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 27, 2012

ePunk, Inc.

By:	/s/ Justin Dornan
Justin Dornan
President and Chief Financial Officer